EXHIBIT 10.4


                                CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 23, 2005

                                  BY AND AMONG

                             MTM TECHNOLOGIES, INC.
                       MTM TECHNOLOGIES (CALIFORNIA), INC.
                         MTM TECHNOLOGIES (TEXAS), INC.
                           MTM TECHNOLOGIES (US), INC.
                      MTM TECHNOLOGIES (MASSACHUSETTS), LLC
                               INFO SYSTEMS, INC.

                                  AS BORROWERS

                                       AND

                 COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT
                              AS INVESTMENT MANAGER

                                       AND

                        NATIONAL ELECTRICAL BENEFIT FUND
                                    AS LENDER


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1             AMOUNTS AND TERMS OF LOAN................................1

         1.1      Loan.........................................................1

         1.2      Warrant......................................................1

         1.3      Note.........................................................2

         1.4      Payment Premium..............................................2

         1.5      Facility Fee.................................................3

         1.6      Expenses and Attorneys Fees..................................3

         1.7      Payments.....................................................4

         1.8      Prepayments..................................................4

         1.9      Application of Payments......................................5

         1.10     Maximum Lawful Rate..........................................5

ARTICLE 2             CONDITIONS TO LOAN.......................................5

         2.1      Closing......................................................6

ARTICLE 3             REPRESENTATIONS AND WARRANTIES...........................7

         3.1      Disclosure...................................................7

         3.2      No Material Adverse Effect...................................8

         3.3      No Conflict; Compliance......................................8

         3.4      Organization, Powers, Capitalization and Good Standing.......8

         3.5      Financial Statements and Projections.........................9

         3.6      Intellectual Property........................................9

         3.7      Investigations, Audits, Etc..................................9

         3.8      Employee Matters.............................................9

         3.9      Solvency....................................................10

         3.10     Litigation; Adverse Facts...................................10

         3.11     Use of Proceeds; Margin Regulations.........................10

         3.12     Ownership of Property; Liens................................10

         3.13     Environmental Matters.......................................11

         3.14     ERISA.......................................................11

         3.15     Brokers.....................................................12

         3.16     Deposit and Disbursement Accounts...........................12

         3.17     Material Agreements; Customers and Suppliers................12


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                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

         3.18     Insurance...................................................12

ARTICLE 4             AFFIRMATIVE COVENANTS...................................12

         4.1      Maintenance of Financial Records; Inspections...............13

         4.2      Further Assurances..........................................13

         4.3      Insurance and Condemnation..................................13

         4.4      Payment of Taxes............................................15

         4.5      Compliance With Laws........................................16

         4.6      Notices Concerning Environmental, Employee Benefit and
                  Pension Matters.............................................16

         4.7      Business Qualification......................................17

         4.8      Anti-Money Laundering and Terrorism Regulations.............17

         4.9      Maintenance of Properties ..................................17

         4.10     Lender Meeting..............................................17

         4.11     Organizational Existence....................................17

         4.12     Landlords' Agreements, Mortgagee Agreements, Bailee
                  Letters and Real Estate Purchases...........................17

         4.13     New Subsidiaries............................................18

         4.14     Registration Rights.........................................18

ARTICLE 5             NEGATIVE COVENANTS......................................18

         5.1      Liens and Encumbrances; No Negative Pledges.................19

         5.2      Indebtedness................................................19

         5.3      Sale of Assets..............................................19

         5.4      Corporate Change............................................19

         5.5      Guaranty Obligations........................................20

         5.6      Dividends and Distributions.................................20

         5.7      Investments.................................................20

         5.8      Related Party Transactions..................................20

         5.9      Restricted Payments.........................................20

         5.10     Use of Proceeds.............................................21

         5.11     No Restrictions on Subsidiary Distributions to Borrowers....21

         5.12     Conduct of Business.........................................21

         5.13     Changes Relating to Subordinated Debt.......................21


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                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

         5.14     Press Release; Public Offering Materials....................22

         5.15     Bank Accounts...............................................22

         5.16     ERISA.......................................................22

ARTICLE 6             FINANCIAL COVENANTS/REPORTING...........................22

         6.1      Financial Statements and Other Reports......................23

         6.2      Accounting Terms; Utilization of GAAP for Purposes of
                  Calculations Under Agreement................................26

         6.3      Financial Covenants.........................................26

ARTICLE 7             DEFAULT, RIGHTS AND REMEDIES............................26

         7.1      Event of Default............................................26

         7.2      Acceleration and other Remedies.............................28

         7.3      Performance by Investment Manager...........................29

         7.4      Set Off and Sharing of Payments.............................29

         7.5      Application of Proceeds after Default.......................29

ARTICLE 8             ASSIGNMENT .............................................30

         8.1      Assignment..................................................30

ARTICLE 9             PROVISIONS RELATED TO INVESTMENT MANAGER................31

         9.1      Appointment.................................................31

         9.2      Reliance....................................................31

         9.3      Successor Investment Manager................................31

         9.4      Collateral Matters..........................................32

         9.5      Agency for Perfection.......................................33

         9.6      Notice of Default...........................................33

         9.7      Lender Actions Against Collateral...........................34

         9.8      Payment; Information; Actions in Concert....................34

ARTICLE 10            MISCELLANEOUS...........................................34

         10.1     Indemnities.................................................34

         10.2     Amendments and Waivers......................................35

         10.3     Notices.....................................................35

         10.4     Obligations Absolute; Failure or Indulgence Not
                  Waiver; Remedies Cumulative.................................36

         10.5     Marshaling; Payments Set Aside..............................36


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                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

         10.6     Severability................................................36

         10.7     Headings....................................................36

         10.8     Applicable Law..............................................37

         10.9     Successors and Assigns......................................37

         10.10    No Fiduciary Relationship; Limited Liability................37

         10.11    Construction................................................37

         10.12    Confidentiality.............................................37

         10.13    CONSENT TO JURISDICTION.....................................38

         10.14    WAIVER OF JURY TRIAL........................................38

         10.15    Survival of Warranties and Certain Agreements...............39

         10.16    Entire Agreement............................................39

         10.17    Counterparts; Effectiveness.................................39

         10.18    Delivery of Termination Statements and Mortgage Releases....39

         10.19    Suretyship Waivers..........................................39

         10.20    Subordination to Senior Indebtedness........................41


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                               INDEX OF APPENDICES

ANNEXES

Annex A              -    Definitions


EXHIBITS

Exhibit 1.1A         -    Form of Note
Exhibit 1.2          -    Form of Warrant
Exhibit 1.4          -    Payment Premium Example
Exhibit 2.1(e)       -    Opinion
Exhibit 6.1(m)       -    Compliance Certificate


SCHEDULES

Schedule 3.4(a)      -    Jurisdictions of Organization and Qualifications
Schedule 3.4(b)      -    Capitalization
Schedule 3.6         -    Intellectual Property
Schedule 3.7         -    Investigations and Audits
Schedule 3.8         -    Employee Matters
Schedule 3.10        -    Litigation
Schedule 3.12        -    Real Estate
Schedule 3.14        -    ERISA
Schedule 3.16        -    Deposit and Disbursement Accounts
Schedule 3.17(a)     -    Material Agreements
Schedule 3.18        -    Insurance
Schedule 5.1         -    Liens
Schedule 5.2              Indebtedness
Schedule 5.12        -    Business Description


                                      -1-
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                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is dated as of November 23, 2005 and entered into by and among MTM TECHNOLOGIES, INC., a New York corporation ("MTM"), MTM TECHNOLOGIES (CALIFORNIA), INC., a Delaware corporation ("MTM-CA"), MTM TECHNOLOGIES (TEXAS), INC., a Delaware corporation ("MTM-TX"), MTM TECHNOLOGIES
(US), INC., a Delaware corporation ("MTM-US"), MTM TECHNOLOGIES (MASSACHUSETTS), LLC, a Delaware limited liability company ("MTM-MA") and INFO SYSTEMS, INC., a Delaware corporation ("ISI", MTM, MTM-CA, MTM-TX, MTM-US, MTM-MA and ISI are collectively, the "BORROWERS" and each a "BORROWER"); COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT, as Investment Manager; and NATIONAL ELECTRICAL BENEFIT FUND, as Lender.

                                    RECITALS:

         WHEREAS, Borrowers desire that Lender extend term credit facilities to Borrowers, to provide funds for general corporate purposes of Borrowers; and

         WHEREAS, Borrowers desire to secure all of the Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Investment Manager, for the benefit of Investment Manager and Lender, a security interest in and lien upon all of the personal and real property of Borrowers as provided in the Security Agreement (as hereinafter defined); and

         WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in ANNEX A hereto which is incorporated herein by reference.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lender and Investment Manager agree as follows:

                                   ARTICLE 1
                            AMOUNTS AND TERMS OF LOAN

         1.1 LOAN. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in ARTICLE 3, Borrowers shall issue and sell to Lender on the Closing Date (as defined below), and Lender shall purchase for face value on the Closing Date (the "CLOSING") a secured promissory note containing the terms and conditions set forth herein and in the form of note attached hereto as EXHIBIT 1.1, payable to the order of Lender in the principal amount of Twenty Five Million Dollars ($25,000,000) (the "NOTE"), subject to the satisfaction of the conditions to closing set forth in
SECTION 2.1 of this Agreement. The date on which the Closing shall take place is referred to herein as the "CLOSING DATE."

         1.2 WARRANT. At the Closing, MTM shall issue and sell to Lender, as part of its inducement to purchase the Note, a warrant (the "WARRANT") entitling Lender to purchase 700,000 shares of MTM's Common Stock at an exercise price of


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$4.06 per share, which Warrant shall be in the form attached hereto as EXHIBIT
1.2. Borrowers and Lender, as a result of arm's length bargaining, agree that:

              (a) Neither Lender, Investment Manager nor any affiliated company of Lender or Investment Manager has rendered any services to any Borrower in connection with this Agreement;

              (b)  The Warrant is not being issued as compensation;

              (c) The aggregate fair market value of the Warrant, if issued apart from the Note, is $1,700,000; and

              (d) All tax returns and other information return of each party relative to this Agreement and the Note and Warrant issued pursuant hereto shall consistently reflect the matters agreed to in (a) through (c) above.

         1.3   NOTE.

              (a) SECURITY. The Note and the Obligations of Borrowers shall be secured in accordance with the terms of the Collateral Documents.

              (b) MATURITY. The principal amount of the Note issued under this Agreement, any accrued and unpaid interest thereon, the applicable Payment Premium (as defined below) and all other amounts then owing by Borrowers to Lender or Investment Manager hereunder shall be due and payable on November 23, 2009 (the "MATURITY DATE"), unless such amounts become due and payable earlier in accordance with the terms hereof or otherwise.

              (c) INTEREST. The outstanding principal amount of the Note shall bear interest at a rate per annum equal to 4.52% for the term between the date of issuance and the Maturity Date. Interest equal to one half of one percent (.5%) of the outstanding principal amount of the Note shall be payable in cash in arrears on each Quarterly Interest Payment Date. The remaining accrued and unpaid interest shall be payable by Borrower to Investment Manager, for the benefit of Lender, on the Maturity Date, upon a Change of Control or Liquidity Event, on the date of any prepayment or at such time such amount becomes due and payable in accordance with the terms hereof. All computations of interest payable hereunder shall be on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed in the period of which such interest is payable.

         1.4 PAYMENT PREMIUM. Upon the occurrence of the Maturity Date, an acceleration of the Loan due to an Event of Default, a Change of Control, a Liquidity Event or a voluntary prepayment pursuant to SECTION 1.8(A), Borrowers shall pay to Investment Manager, for the benefit of Lender, in addition to all other amounts due hereunder, a payment premium (the "PAYMENT PREMIUM") equal to the amount required to provide the Lender with an IRR of eleven percent (11%), except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to thirteen percent (13%), all in accordance with the calculation examples set forth on


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EXHIBIT 1.4. Notwithstanding anything to the contrary contained herein, in the event of a voluntary partial prepayment made pursuant to SECTION 1.8(A) or mandatory partial prepayment made in the event of a Liquidity Event pursuant to
SECTION 1.8(B)(II), the Payment Premium shall be calculated assuming the payment of all outstanding principal and accrued and unpaid interest, whether or not such amounts are actually paid in connection with the subject prepayment.

         1.5   FACILITY FEE.

         At the Closing, Borrowers shall pay to Investment Manager, for the benefit of Lender, an amount equal to Five Hundred Thousand Dollars ($500,000) (the "FACILITY FEE").

         1.6 EXPENSES AND ATTORNEYS FEES. Borrowers agree to pay or reimburse Investment Manager and Lender for: (a) all costs, expenses and other charges in respect of any lien, tax and judgment searches performed by a service firm, to be chosen by Investment Manager in its sole discretion, in connection with the transactions contemplated by the Loan Documents and other collateral searches and filings; (b) all costs and expenses of Investment Manager and Lender including the legal fees and disbursements of Cooley Godward LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and agreements entered into pursuant hereto and thereto; provided, that any legal and professional fees of Investment Manager and Lender shall not exceed $70,000 and any out-of-pocket expenses of Investment Manager and Lender shall not exceed $5,000; (c) all reasonable out-of-pocket costs and expenses of Investment Manager and Lender including the fees and disbursements of counsel for Investment Manager and Lender, incurred in connection with the negotiation, preparation, execution and delivery of any modification, supplement or waiver of this Agreement and any other Loan Documents (whether or not consummated); (d) all expenses of Investment Manager and Lender including the fees and disbursements of counsel for Investment Manager and Lender in connection with
(1) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (A) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (2) the enforcement of this SECTION 1.6; and (e) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Collateral Documents or any other document referred to therein. Payments under this Section shall be made promptly and in any case no later than ten (10) days after written demand therefor. Any payments under this Section which remain outstanding more than sixty (60) after written demand therefor shall accrue interest at a per annum rate equal to (x) the "prime rate" as set forth in the Wall Street Journal on the date of determination, plus (y) two percent (2.00%).

         Costs and expenses in excess of the amounts set forth in (b) above shall be subject to approval by Borrower prior to incurrence. Upon the Closing, the non-refundable advance from Borrower to Investment Manager in the amount of


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$75,000 shall be credited to the reimbursement of any expenses of Investment
Manager and Lender incurred as of the Closing and entitled to reimbursement hereunder. The remaining amount, if any, of the non-refundable advance from Borrower shall be credited to the Facility Fee payable under SECTION 1.5 above.

         1.7 PAYMENTS. All payments by Borrowers of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Lender, for the benefit of Investment Manager and Lender, as applicable, by wire transfer to the account of Lender specified on the signature page hereof or such other place as Investment Manager may from time to time designate in writing. Borrowers shall receive credit on the day of receipt for funds received by Investment Manager by 2:00 p.m. (Eastern Time). Funds received after 2:00 pm (Eastern Time) shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

         1.8   PREPAYMENTS.

              (a) VOLUNTARY PREPAYMENTS. At any time and from time to time, Borrowers may prepay amounts due under the Note, in whole or in part. If Borrowers elect to prepay all or any amounts due under the Note pursuant to this
SECTION 1.8(A), Borrowers shall give notice of such prepayment to the Investment Manager not less than fifteen (15) Business Days or more than sixty (60) days prior to the date fixed for prepayment, specifying the amounts to be repaid. The payments made pursuant to this SECTION 1.8(A) shall be applied in accordance with SECTION 1.9.

               (b) MANDATORY PREPAYMENT.

                   (i) CHANGE OF CONTROL. Subject to satisfaction by Investment Manager of the notice requirement set forth in the Subordination Agreement, upon the occurrence of a Change of Control, Borrowers shall immediately pay to Investment Manager, for the benefit of Lender, all amounts due under the Loan as set forth in this Agreement, including, without limitation, all costs and fees incurred as of the date of payment, all accrued and unpaid interest, the principal outstanding as of the date of such payment, and the applicable Payment Premium. The payments made pursuant to this SECTION 1.8(B)(I) shall be applied in accordance with SECTION 1.9.

                   (ii) LIQUIDITY EVENT. Upon the occurrence of a Liquidity Event, Borrowers shall immediately pay to the Investment Manager, for the benefit of Lender, in respect of the Loan an amount equal to (A) the net proceeds received by MTM (or the applicable Borrower) in the Liquidity Event minus (B) Twenty Five Million Dollars ($25,000,0000), but not in excess of all amounts due under the Loan as set forth in this Agreement, including, without limitation, all costs and fees incurred as of the date of payment, all accrued and unpaid interest, the principal outstanding as of the date of such payment,


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and the applicable Payment Premium. The payments made pursuant to this SECTION
1.8(B)(II) shall be applied in accordance with SECTION 1.9.

         1.9 APPLICATION OF PAYMENTS. Other than with respect to interest payments made pursuant to SECTIONS 1.3(C) AND 1.3(D), any payment hereunder shall be applied: first, to the payment of all fees and expenses due and payable pursuant to this Agreement; second, to any Payment Premium due at such time; third, to reduce the outstanding principal balance under the Note; and fourth, to any other Obligations of Borrower owing to Investment Manager or Lender hereunder; provided that notwithstanding any prior allocation of payments to the Payment Premium, upon the final payment in full of all outstanding principal under the Note, the Payment Premium shall be recalculated and any additional Payment Premium shall be immediately due and payable.

         1.10 MAXIMUM LAWFUL RATE. Notwithstanding anything to the contrary contained herein, if a court of competent jurisdiction determines in a final order that the effective rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the effective rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the effective rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Investment Manager, on behalf of Lender, is equal to the total interest that would have been received had the effective interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the effective interest payable hereunder shall be paid at the rate(s) of interest and in the manner provided hereunder, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this SECTION 1.10, a court of competent jurisdiction shall determine by a final, non-appealable order that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Investment Manager shall, to the extent permitted by applicable law, promptly apply such excess to the outstanding principal amount of the Loan and thereafter, Lender shall refund any excess to Borrowers or as such court of competent jurisdiction may otherwise order.

                                   ARTICLE 2
                               CONDITIONS TO LOAN

         The obligation of Lender to make the Loan on the Closing Date, as provided in SECTION 1.1 hereof, shall be subject to the performance by Borrowers of their agreements to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:


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         2.1 CLOSING.

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Borrowers contained in ARTICLE 3 hereof shall be true and correct in all respects as of the Closing Date (as modified by the Disclosure Schedules delivered as of the Closing Date) as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

              (b) COMPLIANCE WITH LOAN DOCUMENTS, NO DEFAULT OR EVENT OF DEFAULT. Borrowers shall have performed and complied with all agreements, covenants and conditions contained in the Loan Documents which are required to be performed or complied with by it prior to or on the Closing Date. No Default or Event of Default shall exist prior to or after giving effect to the transactions contemplated on the Closing Date.

              (c) OFFICER'S CERTIFICATE. Investment Manager shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of MTM, certifying that the conditions specified in SECTION 2.1(I) hereof have been fulfilled.

              (d) INJUNCTION. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

              (e) COUNSEL'S OPINION. Investment Manager shall have received from Borrowers' counsel, an opinion, dated the Closing Date, substantially in the form of EXHIBIT 2.1(E) hereto.

              (f) ADVERSE DEVELOPMENT. There shall have been no developments in the business of Borrowers, which in the opinion of Investment Manager or Lender could reasonably be expected to have a Material Adverse Effect.

              (g) APPROVAL OF PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Investment Manager or Lender and their counsel; and Investment Manager shall have received copies of all documents or other evidence which they and their counsel may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to Investment Manager or Lender and their counsel.

              (h) OTHER FEES AND EXPENSES. Borrowers shall have paid to Investment Manager all other amounts payable hereunder, including the payment of the fees and expenses of Cooley Godward LLP, counsel to Investment Manager.

              (i) SERIES A-5 FINANCING. MTM shall have received net proceeds of at least $10,000,000 from its existing institutional investors or other institutional investors reasonably acceptable to Investment Manager from the sale of MTM's Series A-5 Preferred Stock (the "SERIES A-5 FINANCING").


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              (j)  SECRETARY'S CERTIFICATE. Investment Manager shall have received a certificate, dated the Closing Date, signed by the Secretary or Assistant Secretary, as the case may be, of each Borrower certifying that (i) its articles or certificate of incorporation, or certificate of organization annexed thereto are in full force and effect without any amendment, (ii) the by-laws or operating agreement annexed thereto are correct and complete as in effect on the date thereof; and (iii) the resolutions annexed thereto approving the transactions contemplated herein have been duly approved by the Board of Directors of such Borrower and remain in full force and effect.

              (k) SECURITY INTERESTS. All action necessary or determined by Investment Manager to be desirable to create and perfect the security interests purported to be created by the Collateral Documents shall have been taken or completed, including the execution and delivery of the Collateral Documents and the filing of the Uniform Commercial Code financing statements, delivery of instruments or securities and delivery of "control" agreements necessary to establish control of deposit accounts and securities accounts as contemplated by Articles 8 and 9 of the Uniform Commercial Code.

              (l) INSURANCE. Investment Manager shall have received evidence that the insurance required to be maintained under this Agreement and the Collateral Documents is in full force and effect and that Investment Manager or Lender has been named as loss payee or additional insured, as appropriate, under the applicable insurance policies.

              (m) OTHER DOCUMENTS. Borrowers shall have executed and delivered to Investment Manager, for the benefit of Lender, the Note and the Warrant.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         To induce Investment Manager and Lender to enter into the Loan Documents and to make the Loan, Borrowers, jointly and severally, represent and warrant to Investment Manager and Lender that the following statements are true, correct and complete as of the Closing Date. Such representations and warranties are subject to the qualifications and exceptions set forth in the Disclosure Schedules delivered to Investment Manager in connection herewith. References to the knowledge or awareness of Borrowers are deemed to include the actual knowledge of any officer or director of any Borrower or any of their respective Subsidiaries after due inquiry.

         3.1 DISCLOSURE. No representation or warranty of any Borrower contained in this Agreement, the Financial Statements, or any other document, certificate or written statement furnished to Investment Manager or Lender by Borrowers or their auditors at Closing contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that Investment Manager and Lender acknowledge that the Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to SECTION 6.1(G) are forward-looking statements and not to be viewed as statements of fact.


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         3.2 NO MATERIAL ADVERSE EFFECT. There have been no events or changes in facts or circumstances affecting any Borrower or any of their Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

         3.3 NO CONFLICT; COMPLIANCE. The consummation of the transactions contemplated by this Agreement and the other Loan Documents does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Borrower or any of their Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Borrowers (i) are in compliance and each of their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have a Material Adverse Effect, and (ii) maintains and each of their Subsidiaries maintains all licenses, qualifications and permits necessary for the conduct of their respective businesses as presently conducted and expected to be conducted.

         3.4 ORGANIZATION, POWERS, CAPITALIZATION AND GOOD STANDING.

              (a) ORGANIZATION AND POWERS. Each Borrower and each of their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Borrower is qualified to do business are set forth on SCHEDULE 3.4(A). Each Borrower and each of their respective Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each of the Loan Documents to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the transactions contemplated by this Agreement and the other Loan Documents.

              (b) CAPITALIZATION. As of the Closing Date: (i) the authorized Stock of each Borrower and each of their respective Subsidiaries is as set forth on SCHEDULE 3.4(B); (ii) all issued and outstanding Stock of each Borrower and each of their respective Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Senior Bank Lenders and Investment Manager for the benefit of Investment Manager and Lender, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) MTM is the sole holder of the Stock of each Borrower (other than MTM); (iv) the capitalization of MTM is as set forth on SCHEDULE 3.4(B); and (v) no Stock of Borrower or any of their respective Subsidiaries, other than those described above, are issued and outstanding. Except as provided in SCHEDULE 3.4(B), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower or any of their respective Subsidiaries of any Stock of any such entity.

              (c) BINDING OBLIGATION. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium and laws affecting the rights of creditors generally and by general principles of equity whether considered at law or in equity.

         3.5 FINANCIAL STATEMENTS AND PROJECTIONS. The financial statements of MTM and its consolidated subsidiaries that have been filed with the Securities and Exchange Commission, have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and present fairly in all material respects the financial condition of MTM and its consolidated subsidiaries as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited financial statements, the absence of footnotes and normal year end adjustments. The Projections delivered to the Investment Manager by MTM on or prior to the Closing Date were prepared on the basis of the assumptions stated therein and such assumptions were reasonable at the time such Projections were prepared.

         3.6 INTELLECTUAL PROPERTY. Each Borrower and each of their respective Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted and all such Intellectual Property (other than off the shelf software) is identified on SCHEDULE 3.6 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in SCHEDULE 3.6, the use of such Intellectual Property by Borrowers and their Subsidiaries and the conduct of their businesses do not, and, to the knowledge of the Borrowers, have not been alleged in writing by any Person to infringe on the rights of any Person.

         3.7 INVESTIGATIONS, AUDITS, ETC. As of the Closing Date, except as set forth on SCHEDULE 3.7, no Borrower nor any Subsidiary of any Borrower is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

         3.8 EMPLOYEE MATTERS. Except as set forth on SCHEDULE 3.8, there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of Borrowers after due inquiry, threatened between any Borrower or any Subsidiary of any Borrower and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect and the hours worked by and payments made to employees of each Borrower and each of their Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters, except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 3.8, no Borrower or Subsidiary of any Borrower is party to an employment contract.

         3.9   SOLVENCY. Each Borrower and each Subsidiary of Borrowers is
Solvent.

         3.10 LITIGATION; ADVERSE FACTS. Except as set forth on SCHEDULE 3.10, there are no judgments outstanding against any Borrower or any Subsidiary of any Borrower or affecting any property of Borrower or any Subsidiary of any Borrower, nor is there any Litigation pending, or to the best knowledge of Borrowers threatened, against any Borrower or any Subsidiary of any Borrower which could reasonably be expected to result in any Material Adverse Effect.

         3.11  USE OF PROCEEDS; MARGIN REGULATIONS.

              (a) No part of the proceeds of the Loan will be used for "buying" or "carrying" "margin stock" within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Investment Manager, Borrowers will furnish to Investment Manager and Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form 0 1, as applicable, referred to in Regulation U.

              (b) Borrowers shall utilize the proceeds of the Loan solely for the financing of the NEXL Acquisition and the financing of Borrowers' general corporate needs.

         3.12 OWNERSHIP OF PROPERTY; LIENS. As of the Closing Date, the real estate ("REAL ESTATE") listed in SCHEDULE 3.12 constitutes all of the real property owned, leased, subleased, or used by any Borrower or any of their Subsidiaries. Each Borrower and each Subsidiary of Borrowers owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, and copies of all such leases have been delivered to Investment Manager. SCHEDULE 3.12 further describes any Real Estate with respect to which any Borrower or any of their Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. Each Borrower and each Subsidiary of Borrowers also has good and marketable title to, or valid leasehold interests in or licenses of, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Borrower or any Subsidiary of any Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrowers that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Borrower or any of their Subsidiaries. SCHEDULE 3.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Borrower's or any Subsidiary of any Borrower's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all permits required to have been issued to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

         3.13  ENVIRONMENTAL MATTERS.

              (a) None of the operations of any Borrower is the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of such Borrower's leased Real Estate. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Borrower, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by any Borrower.

              (b) No Borrower has any known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by any Borrower.

              (c) Each Borrower is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of such Borrower's business, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

              (d) Borrowers hereby acknowledge and agree that neither Investment Manager nor Lender (i) is now, or has ever been, in control of any of the Real Estate or affairs of any Borrower or Subsidiary of any Borrower, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence Borrowers' or their Subsidiaries' conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

         3.14 ERISA.SCHEDULE 3.14 lists: (i) all Plans, separately identifying all Pension Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans; and (ii) each instance known to Borrower of a material failure to comply with ERISA or the Code with respect to a Plan. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been delivered to Investment Manager. No Borrower or any ERISA Affiliate has at any time during the six-year period preceding the Closing Date maintained, contributed to, or had an obligation to contribute to, any Title IV Plan or any other Plan subject to Section 412 of the Code or Section 302 of ERISA on behalf of participants who are or were employed by such Borrower. Except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA; (ii) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax exempt status; (iii) no Borrower or ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan;. (iv) there are no pending, or to the knowledge of Borrowers, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (v) except in the case of any ESOP, Stock of such Borrower and its ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan.

         3.15 BROKERS. No broker or finder acting on behalf of any Borrower or Affiliate of any Borrower brought about the obtaining, making or closing of the Loan, and Borrower or Affiliate of any Borrower has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.16 DEPOSIT AND DISBURSEMENT ACCOUNTS. SCHEDULE 3.16 lists all banks and other financial institutions at which any Borrower maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

         3.17 MATERIAL AGREEMENTS; CUSTOMERS AND SUPPLIERS.

              (a) SCHEDULE 3.17(A) sets forth a true and complete list of each Material Agreement to which any Borrower is a party or is otherwise bound. Each Material Agreement is valid and binding on the Borrowers that are parties thereto, is in full force and effect and is enforceable against the applicable Borrower and, to Borrowers' knowledge, the other parties thereto, in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) state and federal securities laws with respect to rights to indemnification or contribution. No Borrower is in default or breach under any of the Material Agreements, nor, to the knowledge of Borrowers, is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach under any of the Material Agreements.

              (b) To Borrowers' knowledge, no material customer or material supplier intends to cancel or materially curtail its relationship with any Borrower in a way that could reasonably be expected to have a Material Adverse Effect.

         3.18 INSURANCE. SCHEDULE 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Borrower, as well as a certificate setting forth the deductibles, coverage limits and durations of such policies.

                                    ARTICLE 4
                              AFFIRMATIVE COVENANTS

         Borrowers, jointly and severally, agree that from and after the date hereof and until the Termination Date:

         4.1 MAINTENANCE OF FINANCIAL RECORDS; INSPECTIONS. Borrowers agree to maintain books and records pertaining to their financial matters in such detail, form and scope, for so long as the CIT Financing Agreement remains in effect, as CIT reasonably may require, and thereafter, as Investment Manager reasonably may require. Each Borrower agrees that Investment Manager, accompanied by any Lender (at such Lender's expense), and/or any agent designated by Investment Manager, upon notice to Borrowers (provided that such notice shall not be required after any Default or Event of Default shall have occurred), may enter upon such Borrower's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of such Borrower, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Each Borrower irrevocably authorizes all accountants and third parties to disclose and deliver directly to Investment Manager and Lender, at such Borrower's expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding such Company or the Collateral. All costs, fees and expenses incurred by Investment Manager in connection with such examinations, inspections, physical counts and other valuations shall constitute Fees reimbursable by Borrowers pursuant to SECTION 1.6 for purposes of this Agreement.

         4.2 FURTHER ASSURANCES. Each Borrower agrees to comply with the requirements of all state and federal laws in order to grant to Investment Manager, for the benefit of Lender, valid and perfected first priority security interests in the Collateral pursuant to the Collateral Documents, subject only to the Permitted Encumbrances. Investment Manager is hereby authorized by each Borrower to file any financing statements, continuations and amendments covering the Collateral without such Borrower's signature in accordance with the provisions of the Code. Each Borrower hereby consents to and ratifies the filing of any financing statements covering the Collateral by Investment Manager on or prior to the Closing Date. Each Borrower agrees to do whatever Investment Manager reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof,
(ii) cooperating with agents and employees of Investment Manager, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to Investment Manager's possession in accordance with the terms of this Agreement and the Collateral Documents and (v) performing such further acts as Investment Manager reasonably may require in order to effect the purposes of this Agreement and the Collateral Documents, including the execution of control agreements with respect to deposit accounts and investment property.

         4.3   INSURANCE AND CONDEMNATION.

              (a) REQUIRED INSURANCE. Each Borrower agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks, for so long as the CIT Financing Agreement remains in effect, as are at all times reasonably satisfactory to CIT, and thereafter, as are at all times reasonably satisfactory to Investment Manager

(the "REQUIRED INSURANCE"). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Investment Manager, to be made payable solely to Investment Manager, for the benefit of Lender, in case of loss, under a standard non contributory "mortgagee", "secured party" or "lender's loss payable" clause or endorsement, and are to contain such other provisions as Investment Manager reasonably may require to fully protect Investment Manager's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of Investment Manager shall provide (x) for not less than thirty (30) days prior written notice to Investment Manager of the exercise of any right of cancellation and (y) that Investment Manager's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, any Borrower or any other party. If an Event of Default shall have occurred and remain outstanding, Investment Manager, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Investment Manager, shall have the sole right, in the name of Investment Manager or any Borrower, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

              (b) INVESTMENT MANAGER'S PURCHASE OF INSURANCE. Unless Borrowers provide Investment Manager with evidence of the Required Insurance in the manner set forth in SECTION 4.3(A) above, Investment Manager may purchase insurance at Borrowers' expense to protect Investment Manager's interests in the Collateral. The insurance purchased by the Investment Manager may, but need not, protect Borrowers' interests in the Collateral, and therefore such insurance may not pay any claim which any Borrower makes or any claim which is made against any Borrower in connection with the Collateral. Borrowers may later request that Investment Manager cancel any insurance purchased by Investment Manager, but only after providing Investment Manager with satisfactory evidence that Borrowers have the Required Insurance. If Investment Manager purchases insurance covering all or any portion of the Collateral, Borrowers shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance. The costs of the premiums of any insurance purchased by Investment Manager may exceed the costs of insurance which Borrowers may be able to purchase on their own. In the event that Investment Manager purchases insurance, Investment Manager will notify Borrowers of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, Borrowers provide Investment Manager with proof that Borrowers had the Required Insurance as of the date on which Investment Manager purchased insurance and Borrowers have continued at all times thereafter to have the Required Insurance, then Investment Manager agrees to cancel the insurance purchased by Investment Manager.

              (c) APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of Investment Manager's receipt of any Casualty Proceeds:

                   (i) Except as may otherwise be provided in any intercreditor or subordination agreement between Investment Manager and another creditor of Borrowers, in the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the applicable Borrower may elect (by delivering written notice to Investment Manager within ten (10) Business Days following Investment Manager's receipt of such Casualty Proceeds) to replace or repair such item of Equipment.

                   (ii) In the event of any loss or damage to any Real Estate leased by the a Borrower by condemnation, fire or other casualty, such Borrower may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by a Borrower by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as such Borrower has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, such Borrower may elect to repair or replace such Real Estate, subject to the following terms:

                   (1) If such Borrower reasonably determines that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, such Borrower may elect to repair the Real Estate by delivering written notice to Investment Manager within thirty (30) days following Investment Manager's receipt of such Casualty Proceeds.

                   (2) Such Borrower may elect to replace the Real Estate owned by such Borrower only on terms and conditions satisfactory to Investment Manager in its sole discretion.

         If a Default or an Event of Default shall have occurred and remain outstanding as of the date of Investment Manager's receipt of any Casualty Proceeds, or if the Borrower does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (i) or (ii) above, Investment Manager may, subject to the terms of any intercreditor or subordination agreement between Investment Manager and another creditor of Borrowers, and subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Investment Manager, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as Investment Manager may elect in its sole discretion.

         4.4 PAYMENT OF TAXES. Each Borrower agrees to pay when due all Taxes lawfully levied, assessed or imposed upon such Borrower or the Collateral (including all sales taxes collected by the Borrower on behalf of such Borrower's customers in connection with sales of Inventory and all payroll taxes collected by such Borrower on behalf of such Borrower's employees), unless such Borrower is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the applicable Borrower shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, Investment Manager may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, pay such taxes on behalf of such Borrower, and the amount paid by Investment Manager shall become an Obligation which is due and payable on demand by Investment Manager.

         4.5 COMPLIANCE WITH LAWS.

              (a) Each Borrower agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would be reasonably likely to have a Material Adverse Effect, provided that such Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which Investment Manager determines, in the exercise of its reasonable business judgment, will not materially and adversely effect Investment Manager's or Lender's rights or priorities in the Collateral.

              (b) Without limiting the generality of the foregoing, each Borrower agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would be reasonably likely to have a Material Adverse Effect. No Borrower shall be deemed to have breached any provision of this SECTION 4.5(B) if (x) the failure to comply with the requirements of this SECTION 4.5 resulted from good faith error or innocent omission, (y) such Borrower promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following such Borrower's receipt of notice from Investment Manager of such failure, or if such breach cannot in good faith be cured within thirty (30) days following such Borrower's receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

         4.6 NOTICES CONCERNING ENVIRONMENTAL, EMPLOYEE BENEFIT AND PENSION MATTERS. Borrowers agree to notify Investment Manager in writing of:

              (a) any expenditure (actual or anticipated) by any Borrower in excess of $100,000 for environmental clean up, environmental compliance or environmental testing and the impact of said expenses on such Borrower's working capital;

              (b) any Borrower's receipt of notice from any local, state or federal authority advising such Borrower of any environmental liability (real or potential) arising from such Borrower's operations, its premises, its waste disposal practices, or waste disposal sites used by such Borrower; and

              (c) any Borrower's receipt of notice from any governmental agency or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which such Borrower has contributed, relating to any ERISA Event.

         Each Borrower agrees to provide Investment Manager promptly with copies of all such notices and other information pertaining to any matter set forth above if Investment Manager so requests.

         4.7 BUSINESS QUALIFICATION. Each Borrower agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have, or would be reasonably likely to have, a Material Adverse Effect.

         4.8 ANTI-MONEY LAUNDERING AND TERRORISM REGULATIONS. Each Borrower agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). Each Borrower also agrees to ensure that no person who owns a controlling interest in or otherwise controls such Borrower is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. Each Borrower acknowledges that Investment Manager's and Lender's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, each Borrower agrees to provide to Investment Manager and Lender all information about such Borrower's ownership, officers, directors, customers and business structure as Investment Manager and Lender reasonably may require to comply with, such laws, regulations and executive orders.

         4.9 MAINTENANCE OF PROPERTIES . Each Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of such Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof, ordinary wear and tear excepted.

         4.10 LENDER MEETING. Borrower will participate and will cause its key management personnel and those of its Subsidiaries to participate in a meeting with Investment Manager and Lender at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Investment Manager.

         4.11 ORGANIZATIONAL EXISTENCE. Except as permitted by SECTION 5.4, each Borrower will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises the absence of which could reasonably be expected to have a Material Adverse Effect.

         4.12 LANDLORDS' AGREEMENTS, MORTGAGEE AGREEMENTS, BAILEE LETTERS AND REAL ESTATE PURCHASES. Borrowers shall use reasonable efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from each lessor of leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Investment Manager. After the Closing Date, no real property or warehouse space shall be leased by any Borrower or any Subsidiary or any Borrower and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Investment Manager or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Borrowers shall and shall cause each of their Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. In the event any Borrower acquires a fee interest in real property after the Closing Date, Borrower shall deliver to Investment Manager a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Investment Manager, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably requested by Investment Manager.

         4.13 NEW SUBSIDIARIES. Borrowers shall (a) cause each Person, upon its becoming a Subsidiary of any Borrower (provided that this shall not be construed to constitute consent by Lender to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Investment Manager, for the benefit of Investment Manager and Lender, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (b) pledge, or cause to be pledged, to Investment Manager, for the benefit of Investment Manager and Lender, all of the Stock of such Subsidiary owned by any Borrower to secure the Obligations. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Investment Manager.

         4.14 REGISTRATION RIGHTS. Subject to receipt of necessary information from Investment Manager and Lender, MTM will in no event later than 270 days following the date hereof, prepare and file with the SEC a Registration Statement on Form S-3, or any equivalent form for registration in accordance with the Securities Act, to permit a public offering and resale of the shares of MTM's Common Stock underlying the Warrants under the Securities Act on a continuous basis under Rule 415 thereof. MTM acknowledges that the plan of distribution contemplated by such Registration Statement shall include offers and sales through underwriters or agents, offers and sales directly to investors, block trades and such other methods of offer and sale as Investment Manager shall request. MTM will cause such Registration Statement to remain effective until such time as all of such shares of Common Stock are sold or the holders thereof are entitled to rely on Rule 144(k) for sales of such shares without registration under the Securities Act and without compliance with the public information, sales volume, manner of sale or notice requirements of Rule 144(c), (e), (f) or (h).

                                    ARTICLE 5
                               NEGATIVE COVENANTS

         Borrowers, jointly and severally, agree that from and after the date hereof until the Termination Date that no Borrower shall, nor shall it permit any Subsidiary to:

         5.1 LIENS AND ENCUMBRANCES; NO NEGATIVE PLEDGES. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances. No Borrower shall, or cause or permit its Subsidiaries to, directly or indirectly, enter into or assume any agreement (other than the Loan Documents and the Senior Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired

         5.2 INDEBTEDNESS. Incur or create any Indebtedness other than the Permitted Indebtedness.

         5.3 SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except for the disposition of Inventory and Equipment in the ordinary course of business or as otherwise specifically permitted by this Agreement or the terms of any Senior Bank Indebtedness, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral. Each Borrower may sell obsolete Equipment or surplus Equipment from time to time, provided that in each such instance: (i) no Event of Default shall have occurred and remain outstanding at the time of such sale; (ii) the aggregate book value of all Equipment owned by all of the Borrowers subject to sale does not exceed $100,000 in any fiscal year of MTM, and (iii) all net proceeds of such sales are either (x) promptly used by such selling Borrower to repay Senior Indebtedness, or (y) within 90 days of such sale, used to purchase replacement Equipment that such selling Borrower determines in its reasonable business judgment to have a value at least equal to the Equipment sold. Upon the sale, transfer, lease or other disposition of Equipment, the security interest of Investment Manager and Lender in the Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds thereof. As to any such sale, transfer, lease or other disposition, Investment Manager shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

         5.4 CORPORATE CHANGE. (i) Merge or consolidate with any other entity except in connection with a Permitted Acquisition or a Change of Control, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by such Borrower provided that such Borrower may (x) change its name or its principal place of business or (y) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, so long as such Borrower provides Investment Manager with thirty (30) days prior written notice thereof and such Borrower executes and delivers to Investment Manager, prior to making such change, all documents and agreements required by Investment Manager in order to ensure that the liens and security interests granted to Investment Manager, for the benefit of Lender, hereunder continue in effect without any break or lapse in perfection. For the purposes of this Section, any operation or activity by a Borrower that materially involves producing, manufacturing, designing, reselling, marketing, licensing or providing products (including intellectual property and software) or services relating to information technology shall be deemed not to be an operation or activity materially different from that presently conducted by such Borrower.

         5.5 GUARANTY OBLIGATIONS. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and other than guarantees permitted under the definition of Permitted Indebtedness herein.

         5.6 DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

         5.7 INVESTMENTS. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of such Borrower in its existing subsidiaries, provided, however that (x) such Borrower may make loans and advances on an unsecured basis, in the ordinary course of its business and on fair and reasonable terms, to any other Borrower and (y) such Borrower may make a Permitted Acquisition so long as the Acquisition Conditions shall have been satisfied on or before the date of consummation thereof.

         5.8 RELATED PARTY TRANSACTIONS. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with such Borrower unless (i) such transaction otherwise complies with the provisions of this Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Borrower or for the sale of Subordinated Debt or equity interests of the Borrower and, in each case, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction. For the avoidance of doubt, the parties acknowledge and agree that any Borrower may, after the date hereof, enter into one or more transactions with a portfolio company of any shareholder of MTM, provided that each such transaction complies with this SECTION 5.8.

         5.9 RESTRICTED PAYMENTS. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable intercreditor or subordination agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; provided, that so long as such payment, purchase, acquisition or redemption does not cause a Default or Event of Default to occur, it may be paid in stock or other equity interests of any Borrower or from the proceeds of Subordinated Debt; and (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with such Borrower, any Guarantor or any subsidiary of the Borrower, (other than the current, customary or prevailing fees and expenses to members of such Borrower's Board of Directors, and fees and salaries of any shareholder or other person paid to such person in their capacity as officer or employee of such Borrower, including, without limitation, fees, salaries, bonuses and other forms of compensation pursuant to employment or other agreements.

         5.10 USE OF PROCEEDS. Use the proceeds of any loan made under this Agreement, directly or indirectly, (i) in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), (ii) to purchase or carry any "margin stock", as defined in Regulations U and X, or any "margin security", "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T, U or X, (iii) for any purpose other than to finance the NEXL Acquisition, refinance present Indebtedness on the Closing Date and fund the working capital needs of Borrowers. If the NEXL Acquisition does not occur, MTM shall within 10 Business Days after the Closing, reserve at least $15 million the proceeds of the Loan in a separate account set up for the sole purpose of financing the cost of other Permitted Acquisitions, such account to be subject to a control agreement in favor of Investment Manager, in form and substance reasonably satisfactory Investment Manager.

         5.11 NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWERS. Except as provided herein, no Borrower shall, or cause or permit its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's Stock owned by any Borrower or any other Subsidiary;
(2) pay any Indebtedness owed to any Borrower or any other Subsidiary; (3) make loans or advances to any Borrower or any other Subsidiary; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary.

         5.12 CONDUCT OF BUSINESS. No Borrower shall, or cause or permit its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type described on SCHEDULE 5.12.

         5.13 CHANGES RELATING TO SUBORDINATED DEBT. No Borrower shall, or cause or permit its Subsidiaries to, directly or indirectly, change or amend the terms of any of its Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due on such Indebtedness; (c) add or make more likely any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) add or make more onerous on any Borrower the redemption or prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof) in a manner adverse to any Borrower, Investment Manager or Lender; (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower or Lender; or (g) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

         5.14 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Each Borrower agrees that neither it nor its Affiliates will in the future issue any press releases, using the name of Investment Manager or Lender or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days' prior notice to Investment Manager or Lender unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrowers or such Affiliate will consult with Investment Manager before issuing such press release. Borrowers consent to the publication by Investment Manager or Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided that such tombstone or material complies with applicable law. Investment Manager or Lender shall provide a draft of any such tombstone or similar advertising material to Borrowers for review and comment prior to the publication thereof. Investment Manager and Lender reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         5.15 BANK ACCOUNTS. No Borrower shall, or cause or permit its Subsidiaries to, establish any new bank accounts without prior written notice to Investment Manager and unless Investment Manager and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank (i) acknowledges the security interest of Investment Manager in such bank account, (ii) subject to the terms of the Subordination Agreement, agrees to comply with instructions originated by Investment Manager directing disposition of the funds in the bank account without further consent from any Borrower or Subsidiary of any Borrower following the occurrence and during the continuance of an Event of Default, and
(iii) agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Investment Manager.

         5.16 ERISA. No Borrower shall, or cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 6
                          FINANCIAL COVENANTS/REPORTING

         Borrowers, jointly and severally, covenant and agree that from and after the date hereof until the Termination Date, Borrowers shall perform and comply with all covenants in this ARTICLE 6.

         6.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrowers will deliver each of the Financial Statements and other reports described below to Investment Manager.

              (a) MONTHLY FINANCIALS AND FORECASTS. If requested by Investment Manager, as soon as available and in any event within thirty (30) days after the end of each month (except the last month of each of Borrowers' Fiscal Quarters), Borrowers will deliver (i) the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries, as at the end of such month, and the related consolidated statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Borrowers to the end of such month, (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures for the current Fiscal Year delivered pursuant to SECTION 6.1(G).

              (b) QUARTERLY FINANCIALS. As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (including the last quarter of Borrowers' Fiscal Year), Borrowers will deliver (i) the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries, as at the end of such quarter, and the related consolidated statements of income, stockholders' equity and cash flow for such quarter and for the period from the beginning of the then current Fiscal Year of Borrowers to the end of such quarter and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the current Fiscal Year delivered pursuant to SECTION 6.1(G).

              (c) YEAR-END FINANCIALS. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Borrowers, Borrowers will deliver (1) the consolidated and consolidating balance sheets of Borrower and their Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrowers and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from Goldstein Golub Kessler LLP or another nationally recognized firm of Certified Public Accountants selected by Borrowers, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "STATEMENT") "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

              (d) ACCOUNTANTS' REPORTS. Promptly upon receipt thereof, Borrowers will deliver copies of all significant reports submitted by Borrowers' firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrowers and their Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

              (e) MANAGEMENT REPORT. Together with each delivery of Financial Statements of Borrowers pursuant to SECTION 6.1(B) AND (C), Borrowers will deliver, in electronic form and hard copy, a management report (1) describing the operations and financial condition of Borrowers and their Subsidiaries for the applicable period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrowers to the effect that such information fairly presents in all material respects the results of operations and financial condition of Borrowers and their Subsidiaries as at the dates and for the periods indicated.

              (f) APPRAISALS. At Borrowers' expense, Investment Manager may, from time to time, obtain appraisal reports in form and substance and from appraisers satisfactory to Investment Manager, stating the then current market values of all or any portion of the Real Estate and personal property owned by any Borrower.

              (g) PROJECTIONS. As soon as available and in any event no later than the later of (x) thirty (30) days prior to the beginning of each of Borrowers' Fiscal Years and (y) approval by MTM's Board of Directors, Borrowers will deliver Projections of Borrowers and their Subsidiaries for the forthcoming three (3) fiscal years, year by year, and for the forthcoming fiscal year, month by month; provided, however, that in no event shall such Projections be required to extend beyond the Maturity Date. Additionally, Borrowers shall immediately notify Investment Manager if any then-current Projections are modified in any manner and provide a copy thereof to Investment Manager promptly after such modifications are provided to MTM's Board of Directors.

              (h) SENIOR BANK INDEBTEDNESS REPORTS. Upon the request of Investment Manager, Borrowers will promptly deliver to Investment Manager any reports or other information delivered by Borrowers to any Senior Bank Lender under any of the Senior Bank Indebtedness.

              (i) EVENTS OF DEFAULT, ETC. Promptly upon any officer of any Borrower obtaining knowledge of any of the following events or conditions, Borrowers shall deliver copies of all written notices given or received by such Borrower or any of their Subsidiaries with respect to any such event or condition and a certificate of such Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action such Borrower or its Subsidiary has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or; (2) any notice that any Person has given to any Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in SECTION 7.1(B); (3) any event or condition that could reasonably be expected to result in any Material Adverse

Effect; or (4) any default or event of default with respect to any Indebtedness of any Borrower or any of their Subsidiaries.

              (j) LITIGATION. Promptly upon any officer of any Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Borrowers after due inquiry, threatened in writing against any Borrower or any of their Subsidiaries or affecting any property of Borrower or any of their Subsidiaries ("LITIGATION") not previously disclosed by Borrowers to Investment Manager or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against any Borrower or affecting any property of any Borrower which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrowers will promptly give notice thereof to Investment Manager and provide such other information as may be reasonably available to them to enable Investment Manager and its counsel to evaluate such matter.

              (k) NOTICE OF CORPORATE AND OTHER CHANGES. Borrowers shall provide prompt written notice of (1) all jurisdictions in which any Borrower becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued Stock of any Borrower or any Subsidiary of any Borrower or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents,
(3) any Subsidiary created or acquired by any Borrower or any of their Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and
(4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in ARTICLE 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by Lender to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

              (l) OTHER INFORMATION. With reasonable promptness, Borrowers will deliver such other information, reports and data with respect to Borrowers or any Subsidiary as from time to time may be reasonably requested by Investment Manager.

              (m) COMPLIANCE CERTIFICATE. Together with each delivery of Financial Statements of Borrowers and their Subsidiaries pursuant to SECTIONS 6.1(A), (B) AND (C), Borrowers will deliver a fully and properly completed Compliance Certificate (in substantially the same form as EXHIBIT 6.1(M) signed by Borrowers' chief executive officer or chief financial officer.

              (n) TAXES. Borrowers shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Borrower or any of their Subsidiaries and (ii) any agreement by any Borrower or any of their Subsidiaries or request directed to any Borrower or any of their Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

         6.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial Statements and other information furnished to Investment Manager pursuant to SECTION 6.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrowers shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

         6.3 FINANCIAL COVENANTS. Until termination of this Agreement and the full and final payment and satisfaction of all Obligations, each Borrower agrees:

              (a) CONSOLIDATED SENIOR LEVERAGE. To cause MTM to maintain Consolidated Senior Leverage of not greater than 4.40 to 1.00 as of the end of, and for (i) the four fiscal quarters ending on or about December 31, 2005, and
(ii) each period of four consecutive fiscal quarters ending thereafter.

              (b) CONSOLIDATED FIXED CHARGE COVERAGE. To cause MTM to maintain a Consolidated Fixed Charge Coverage Ratio of not less than .90 to 1.00 for (i) the four fiscal quarters ending on or about December 31, 2005 and (ii) each period of four consecutive fiscal quarters ending thereafter.

                                    ARTICLE 7
                          DEFAULT, RIGHTS AND REMEDIES

         7.1 EVENT OF DEFAULT. "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the following:

              (a) PAYMENT. Failure to pay any installment or other payment of principal on the Loan or any interest on the Loan, any Payment Premium or any other amount due under this Agreement or any of the other Loan Documents, in any such case, within three (3) Business Days when due; or

              (b) DEFAULT IN OTHER AGREEMENTS. (1) Any Borrower or any of their Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loan) or breaches or defaults under the terms of any Indebtedness (other than the Loan), or any condition or event occurs with respect to any Indebtedness (other than the Loan), if the effect of such failure to pay, breach, default or occurrence is to cause the holder or holders of Indebtedness having an aggregate principal amount in excess of $250,000 to declare due prior to their stated maturity or (2) breach or default by any Borrower under any Material Agreement other than with respect to any Indebtedness (if such breach or default has not been waived by the other parties thereto within thirty (30) days following the occurrence thereof); or

              (c) BREACH OF CERTAIN PROVISIONS. Failure of any Borrower to perform or comply with any term or condition contained in that portion of
SECTION 4.3 relating to Borrowers' obligation to maintain insurance, SECTION 4.1, SECTION 4.10, ARTICLE 5 (other than Overadvances (as defined in the CIT Financing Agreement) which are cured within three (3) days) OR ARTICLE 6; or

              (d) BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Borrower or any Guarantor in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

              (e) OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Borrower defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this SECTION 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrowers of notice from Investment Manager or Lender of such default or (2) actual knowledge of any Borrower of such default; or

              (f) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Borrower or any Guarantor in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Borrower or any Guarantor, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of any Borrower, for all or a substantial part of the property of such Borrower; or

              (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Borrower or any Guarantor makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Borrower or any Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this SECTION 7.1(G); or

              (h) JUDGMENT AND ATTACHMENTS. Any final, non-appealable money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this SECTION 7.1) involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $1,000,000 (in either case to the extent not adequately covered by insurance in Investment Manager's sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against any Borrower or any of its assets and remains undischarged, unvacated or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

              (i) DISSOLUTION. Any order, judgment or decree is entered against any Borrower or any Guarantor decreeing the dissolution or split up of such Borrower or such Guarantor and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

              (j) SOLVENCY. Any Borrower or any Guarantor fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

              (k) INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Borrower or any Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

              (l) SUBORDINATED INDEBTEDNESS. The failure of any Borrower or any creditor of any Borrower or any of their Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Investment Manager or Lender, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect.

         7.2   ACCELERATION AND OTHER REMEDIES.

              (a) Upon the occurrence of any Event of Default described in SECTIONS 7.1(F) OR 7.1(G), all of the Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

              (b) Upon the occurrence and during the continuance of any Event of Default other than described in SECTIONS 7.1(F) OR 7.1(G), Investment Manager may, and at the request of Lender, Investment Manager shall by written notice to Borrowers (i) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon and (ii) exercise any other remedies which may be available under the Loan Documents or applicable law, including all remedies provided under the Code.

              (c) Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Investment Manager on which such Borrower may in any way be liable, and hereby ratifies and confirms whatever Investment Manager may do in this regard, (ii) all rights to notice and a hearing prior to Investment Manager's taking possession or control of, or to Investment Manager's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Investment Manager to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

         7.3 PERFORMANCE BY INVESTMENT MANAGER. If any Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Investment Manager may perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrowers shall, at the request of Investment Manager, promptly pay any amount reasonably expended by Investment Manager in such performance or attempted performance to Investment Manager. Notwithstanding the foregoing, it is expressly agreed that Investment Manager shall not have any liability or responsibility for the performance of any obligation of any Borrower under this Agreement or any other Loan Document.

         7.4 SET OFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by Lender at any of its offices for the account of any Borrower or any of their Subsidiaries (regardless of whether such balances are then due to such Borrower or Subsidiary), and (B) other property at any time held or owing by Lender to or for the credit or for the account of any Borrower or any of their Subsidiaries, against and on account of any of the Obligations; except that Lender shall not exercise any such right without the prior written consent of Investment Manager. Lender, in exercising a right to set off or otherwise receiving any payment on account of the Obligations, shall deliver such amounts to Investment Manager and Investment Manager shall apply such funds to the payment of the Obligations in accordance with SECTION 7.5.

         7.5 APPLICATION OF PROCEEDS AFTER DEFAULT. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender or Investment Manager from or on behalf of such Borrower, and Investment Manager shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Default or Event of Default against the Obligations in such manner as Investment Manager may deem advisable notwithstanding any previous application by Investment Manager and (b) in the absence of a specific determination by Investment Manager with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with SECTION 1.9 hereof. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

                                    ARTICLE 8
                                   ASSIGNMENT

         8.1   ASSIGNMENT.

              (a) Subject to the terms of this SECTION 8.1, Lender may make an assignment, at any time or times, of the Loan Documents, the Loan or any portion thereof or interest therein, including Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by Lender shall: (i) require the consent of Investment Manager and MTM (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Investment Manager); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Investment Manager that it is purchasing the Loan or portion of the Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and (iv) after giving effect to any such partial assignment, the assignee Lender shall hold a partial Loan the original principal amount of which is at least $5,000,000 and the assigning Lender shall continue to hold a portion of the Loan the original principal amount of which is at least equal to $5,000,000. In the case of an assignment by Lender under this SECTION 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to the assigned portion of the Loan from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of such Borrower to the assignee and that the assignee shall be considered to be a "Lender." In the event Investment Manager or Lender assigns or otherwise transfers all or any part of the Obligations, Investment Manager or Lender shall so notify Borrowers and Borrowers shall, upon the request of Investment Manager or Lender, execute new notes in exchange for the Note being assigned. Notwithstanding the foregoing provisions of this SECTION 8.1(A), Lender may at any time pledge the Obligations held by it and Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank.

               (b) Borrowers shall assist Lender as required to enable the assigning Lender to effect any such assignment, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with potential assignees, all on a reasonable timetable established by Investment Manager in its sole discretion.

Borrowers shall certify the correctness, completeness and accuracy in all material respects of all written descriptions of Borrowers and their affairs contained in any selling materials provided by MTM and included in such materials.

               (c) Lender may furnish any information concerning Borrowers in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants); provided that Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in SECTION 10.12.

                                    ARTICLE 9
                    PROVISIONS RELATED TO INVESTMENT MANAGER


         9.1 APPOINTMENT. Lender hereby designates and appoints Investment Manager as its agent under this Agreement and the other Loan Documents, and Lender hereby irrevocably authorizes Investment Manager to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Investment Manager is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lender subject to the requirement that Lender's consent be obtained in certain instances as provided in this ARTICLE 9 and SECTION 10.2. The provisions of this ARTICLE 9 are solely for the benefit of Investment Manager and Lender and no Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Investment Manager shall act solely as agent of Lender and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower. Investment Manager may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

         9.2 RELIANCE. Investment Manager shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Investment Manager shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Investment Manager in its sole discretion.

         9.3   SUCCESSOR INVESTMENT MANAGER.

               (a) RESIGNATION. Investment Manager may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and Lender. Such resignation shall take effect upon the acceptance by a successor Investment Manager of appointment pursuant to clause (b) below or as otherwise provided in clause (b) below.

               (b) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause (a) above, Lender shall appoint a successor Investment Manager which, unless an Event of Default has occurred and is continuing, shall be acceptable to Borrowers (Borrowers' approval not to be unreasonably conditioned, delayed or withheld). If a successor Investment Manager shall not have been so appointed within the thirty (30) Business Day period referred to in clause (a) above, the retiring Investment Manager, upon notice to Borrower, shall then appoint a successor Investment Manager who shall serve as Investment Manager until such time, if any, as Lender appoints a successor Investment Manager as provided above.

               (c) SUCCESSOR INVESTMENT MANAGER. Upon the acceptance of any appointment as Investment Manager under the Loan Documents by a successor Investment Manager, such successor Investment Manager shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Investment Manager, and the retiring Investment Manager shall be discharged from its duties and obligations under the Loan Documents. After any retiring Investment Manager's resignation as Investment Manager, the provisions of this ARTICLE 9 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Investment Manager.

         9.4   COLLATERAL MATTERS.

               (a) RELEASE OF COLLATERAL. Lender hereby irrevocably authorizes Investment Manager, at its option and in its discretion, to release any Lien granted to or held by Investment Manager upon any Collateral (x) upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) or
(y) constituting property being sold or disposed of if Borrowers certify to Investment Manager that the sale or disposition is made in compliance with the provisions of this Agreement (and Investment Manager may rely in good faith conclusively on any such certificate, without further inquiry).

               (b) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Investment Manager's authority to act without any specific or further authorization or consent by Lender (as set forth in SECTION 9.4(A)), Lender agrees to confirm in writing, upon request by Investment Manager or Borrowers, the authority to release any Collateral conferred upon Investment Manager under clauses (x) and (y) of SECTION 9.4(A). Upon receipt by Investment Manager of any required confirmation from Lender of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days' prior written request by Borrowers, Investment Manager shall (and is hereby irrevocably authorized by Lender to) execute such documents as may be necessary to evidence the release of the Liens granted to Investment Manager upon such Collateral; provided, however, that (x) Investment Manager shall not be required to execute any such document on terms which, in Investment Manager's opinion, would expose Investment Manager to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon, all interests retained by Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (c) ABSENCE OF DUTY. Investment Manager shall have no obligation whatsoever to Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Investment Manager have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Investment Manager in this
SECTION 9.4 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Investment Manager may act in any manner it may deem appropriate, in its discretion, given Investment Manager's own interest in property covered by the Collateral Documents and that Investment Manager shall have no duty or liability whatsoever to Lender, provided that Investment Manager shall exercise the same care which it would in dealing with loans for its own account.

         9.5 AGENCY FOR PERFECTION. Investment Manager and Lender hereby appoint each other Lender as agent for the purpose of perfecting Investment Manager's security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should Lender obtain possession or control of any such assets, Lender shall notify Investment Manager thereof, and, promptly upon Investment Manager's request therefor, shall deliver such assets to Investment Manager or in accordance with Investment Manager's instructions or transfer control to Investment Manager in accordance with Investment Manager's instructions. Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loan unless instructed to do so by Investment Manager in writing, it being understood and agreed that such rights and remedies may be exercised only by Investment Manager.

         9.6 NOTICE OF DEFAULT. Investment Manager shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Investment Manager shall have received written notice from Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Investment Manager will use reasonable efforts to notify Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and Fees, in which case Investment Manager will notify Lender of its receipt of such notice. Investment Manager shall take such action with respect to such Default or Event of Default as may be requested by Lender in accordance with
ARTICLE 7. Unless and until Investment Manager has received any such request, Investment Manager may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lender.

         9.7 LENDER ACTIONS AGAINST COLLATERAL. With respect to any action by Investment Manager to enforce the rights and remedies of Investment Manager and Lender under this Agreement and the other Loan Documents, Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver the Note to Investment Manager to the extent necessary to enforce the rights and remedies of Investment Manager for the benefit of Lender under the mortgages or similar Liens or encumbrances in accordance with the provisions hereof.

         9.8   PAYMENT; INFORMATION; ACTIONS IN CONCERT.

               (a) RETURN OF PAYMENTS.

                   (i) If Investment Manager pays an amount to any Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Investment Manager from any Borrower and such related payment is not received by Investment Manager, then Investment Manager will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                   (ii) If Investment Manager determines at any time that any amount received by Investment Manager under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Investment Manager will not be required to distribute any portion thereof to Lender. In addition, Lender will repay to Investment Manager on demand any portion of such amount that Investment Manager has distributed to Lender, together with interest at such rate, if any, as Investment Manager is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

               (b) DISSEMINATION OF INFORMATION. Investment Manager shall use reasonable efforts to provide Lender with any notice of Default or Event of Default received by Investment Manager from, or delivered by Investment Manager to, Borrowers, with notice of any Event of Default of which Investment Manager has actually become aware and with notice of any action taken by Investment Manager following any Event of Default; provided, that Investment Manager shall not be liable to Lender for any failure to do so.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 INDEMNITIES. Borrowers agree, jointly and severally, to indemnify, pay, and hold Investment Manager, Lender and their respective officers, directors, employees, agents, and attorneys (the "INDEMNITEES") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement; provided, that

Borrowers shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

         10.2 AMENDMENTS AND WAIVERS. Except for actions expressly permitted to be taken by Investment Manager, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, Investment Manager and Lenders owning a majority of the principal amount of the Note.

         10.3 NOTICES. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

               Notices shall be addressed as follows:

               If to Borrowers:           MTM TECHNOLOGIES, INC.
                                          MTM TECHNOLOGIES (CALIFORNIA), INC.
                                          MTM TECHNOLOGIES (TEXAS), INC.
                                          MTM TECHNOLOGIES (US), INC.
                                          MTM TECHNOLOGIES (MASSACHUSETTS), LLC
                                          INFO SYSTEMS, INC.
                                          1200 High Ridge Road
                                          Stamford, Connecticut 06905
                                          Attn: General Counsel
                                          Fax:  (281) 668-0154

               With a copy to:            THELEN REID & PRIEST LLP
                                          875 Third Avenue
                                          New York, New York  10022
                                          Attn: E. Ann Gill, Esq.
                                          Fax:  (212) 603-2001

               If to Investment
               Manager or Lender:         COLUMBIA PARTNERS, L.L.C. INVESTMENT
                                          MANAGEMENT
                                          1775 Pennsylvania Avenue, NW
                                          Suite 1000
                                          Washington, DC 20006
                                          ATTN:_______________________________
                                          Fax:  (___) ___-____

               With a copy to:            COOLEY GODWARD LLP
                                          The Bowen Building
                                          875 15th Street, N.W., Suite 800
                                          Washington, DC 20005-2221
                                          ATTN:  Aaron J. Velli, Esq.
                                          Fax:  (202) 842-7800

         10.4 OBLIGATIONS ABSOLUTE; FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. The payment and performance by Borrowers of all of the Obligations shall be absolute and unconditional, irrespective of any defense or rights of set-off, recoupment or counterclaim Borrowers might otherwise have against Investment Manager or Lender, and Borrowers shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, (a) no Borrower shall suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Loan Document; and (b) each Borrower shall perform and observe all of the other terms and provisions of this Agreement or any other Loan Documents. No failure or delay on the part of Investment Manager or Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

         10.5 MARSHALING; PAYMENTS SET ASIDE. Neither Investment Manager nor Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Borrower makes payment(s) or Investment Manager enforces its Liens or Investment Manager or Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

         10.6 SEVERABILITY. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents. Furthermore, in lieu of any such provision, there shall be added automatically as part of the applicable agreement a legal and enforceable provision as similar in terms to such provision as may be possible.

         10.7 HEADINGS. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

         10.8 APPLICABLE LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

         10.9 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrowers, Investment Manager, Lender and their respective successors and assigns (including, in the case of Borrowers, a debtor-in-possession on behalf of any Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Investment Manager and Lender owning a majority in principal amount of the Note. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Investment Manager and Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrowers, Investment Manager and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

         10.10 NO FIDUCIARY RELATIONSHIP; LIMITED LIABILITY. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Borrower by Investment Manager or Lender. Each Borrower agrees that neither Investment Manager nor Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Investment Manager nor Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         10.11 CONSTRUCTION. Investment Manager, Lender and Borrowers acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Investment Manager, Lender and Borrowers.

         10.12 CONFIDENTIALITY. Investment Manager and Lender agree to exercise reasonable efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Investment Manager or Lender or Lender's assignees or participants including attorneys, auditors, professional consultants, rating agencies, provided that each of the foregoing has agreed to comply with confidentiality provisions substantially similar to those contained herein. The confidentiality provisions contained in this SECTION 10.12 shall not apply to disclosures (i) required to be made by Investment Manager or Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Borrowers or separately state information regarding Borrowers. The obligations of Investment Manager and Lender under this SECTION 10.12 shall supersede and replace the obligations of Investment Manager and Lender under any confidentiality agreement in respect of this financing executed and delivered by Investment Manager or Lender prior to the date hereof.

         10.13 CONSENT TO JURISDICTION. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO INVESTMENT MANAGER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH BORROWER SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF SUCH BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). EACH BORROWER AGREES THAT INVESTMENT MANAGER'S OR LENDER'S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. EACH BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY INVESTMENT MANAGER OR LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE.

         10.14 WAIVER OF JURY TRIAL. BORROWERS, INVESTMENT MANAGER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS. BORROWERS, INVESTMENT MANAGER AND LENDER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, INVESTMENT MANAGER AND LENDER EACH WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

         10.15 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in SECTIONS 1.6 AND
10.1 shall survive the repayment of the Obligations and the termination of this Agreement.

         10.16 ENTIRE AGREEMENT. This Agreement, the Note and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

         10.17 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         10.18 DELIVERY OF TERMINATION STATEMENTS AND MORTGAGE RELEASES. Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), and a release of all claims against Investment Manager and Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         10.19 SURETYSHIP WAIVERS. The Borrowers shall be jointly and severally liable for all obligations hereunder. Each Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Borrower's liability under the Loan Documents; (b) discharge due to any disability of any Borrower; (c) any defenses of any

Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by Lender which under applicable law has the effect of discharging any Borrower from the Obligations as to which this Agreement or any other Loan Document is sought to be enforced; (d) the benefit of any act or omission by Lender which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including notice of acceptance of the incurring of the Obligations; (f) any right it may have to require Lender to disclose to it any information that Lender may now or hereafter acquire concerning the financial condition or any circumstances that bears on the risk of nonpayment by any other Borrower, including the release of such other Borrower from its Obligations hereunder; and (g) any requirement that Lender exhaust any right, power or remedy or proceed against any other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that Lender (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (iii) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under this Agreement. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES:

                   (i) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Borrower, which right of marshaling might otherwise arise from any such payments made or obligations performed;

                   (ii) Any and all rights that would result in such Borrower being deemed a "creditor" under the United States Code of any other Borrower or any other Person, on account of payments made or obligations performed by such Borrower; and

         Until such time as the Obligations have been satisfied in full, any claim, right or remedy which it may now have or hereafter acquire against any other Borrower that arises hereunder and/or from the performance by it hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any other Borrower or any collateral security which Lender now has or may hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

         10.20 SUBORDINATION TO SENIOR INDEBTEDNESS. This Agreement is subject to the terms of the Subordination Agreement, which agreement is incorporated herein by reference. Notwithstanding any statement to the contrary contained in this Agreement, no remedies shall be pursued, except in accordance with the terms of such agreement. Notwithstanding the incorporation by reference of the Subordination Agreement, Borrowers acknowledge that no other parties, including any Borrower or any of their successors or assigns, are intended to be benefited, in any way, by the Subordination Agreement. If MTM refinances or renegotiates the Senior Indebtedness or replaces it with other Senior Indebtedness, Investment Manager and Lender hereby agree to enter into any subordination agreement requested by any Person or Persons who are MTM's Senior Lenders or agents therefor, pursuant to which Investment Manager and Lender agree to subordinate their respective rights and interests hereunder and under the Note and the liens securing same to such Person, on terms consistent with or no less favorable to Investment Manager and Lender than those contained in the Subordination Agreement and the subordination agreement of even date herewith by and between Investment Manager and Ingram.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Credit Agreement as of the day and year first above written.

                                          MTM TECHNOLOGIES, INC.,
                                          a New York corporation

                                          By: /s/ Francis J. Alfano
                                              ----------------------------------
                                          Name:  Francis J. Alfano
                                          Title: Chief Executive Officer


                                          MTM TECHNOLOGIES (CALIFORNIA), INC.
                                          a Delaware corporation

                                          By: /s/ Alan Schwartz
                                              ----------------------------------
                                          Name:  Alan Schwartz
                                          Title: Senior Vice President, CFO and
                                                 Assistant Secretary


                                          MTM TECHNOLOGIES (TEXAS), INC.,
                                          a Delaware corporation

                                          By: /s/ Alan Schwartz
                                              ----------------------------------
                                          Name:  Alan Schwartz
                                          Title: Senior Vice President, CFO and
                                                 Assistant Secretary


                                          MTM TECHNOLOGIES, (US), INC.,
                                          a Delaware corporation

                                          By: /s/ Alan Schwartz
                                              ----------------------------------
                                          Name:  Alan Schwartz
                                          Title: Senior Vice President, CFO and
                                                 Assistant Secretary


                                          INFO SYSTEMS, INC.,
                                          a Delaware corporation

                                          By: /s/ Alan Schwartz
                                              ----------------------------------
                                          Name:  Alan Schwartz
                                          Title: Senior Vice President, CFO and
                                                 Assistant Secretary


                                          MTM TECHNOLOGIES (MASSACHUSETTS), LLC,
                                          a Delaware limited liability company

                                          By: /s/ Alan Schwartz
                                              ----------------------------------
                                          Name:  Alan Schwartz
                                          Title: Senior Vice President, CFO and
                                                 Assistant Secretary

                                          COLUMBIA PARTNERS, L.L.C. INVESTMENT
                                          MANAGEMENT,
                                          as Investment Manager

                                          By: /s/ Jason Crist
                                              ----------------------------------
                                          Name:  Jason Crist
                                          Title: Managing Director
                                          Address: 1775 Pennsylvania Avenue, NW
                                                   Suite 1000
                                                   Washington, DC 20006
                                                Attn:_________________________
                                                Fax:  (___) ___-____

                                          NATIONAL ELECTRICAL BENEFIT FUND, as
                                          Lender

                                          By:  Columbia Partners, L.L.C.
                                          Investment Management, its
                                          Authorized Signatory

                                          By: /s/ Jason Crist
                                              ----------------------------------
                                          Name:  Jason Crist
                                          Title: Managing Director
                                          Address: 1775 Pennsylvania Avenue, NW
                                                   Suite 1000
                                                   Washington, DC 20006
                                                Attn:_________________________
                                                Fax:  (___) ___-____

                                          ABA No.:____________________________
                                          Account No.:
                                          Bank:_______________________________
                                          Bank Address:_______________________

                                     ANNEX A
                                       TO
                                CREDIT AGREEMENT

                                   DEFINITIONS

         Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

         "ACCOUNTING CHANGES" means: (a) changes in accounting principles required by GAAP and implemented by any Borrower; and (b) changes in accounting principles recommended by Borrowers' certified public accountants and implemented by any Borrower.

         "ACQUISITION CONDITIONS" shall mean, with respect to any Permitted Acquisition, that (i) Borrowers shall have given Investment Manager not less than twenty (20) days prior written notice of the intention of the applicable acquiring Borrower, or an entity organized by the applicable acquiring Borrower for the purpose of making such Permitted Acquisition (each a "BUYER") to consummate such Permitted Acquisition, which notice shall include, in reasonable detail (x) a description of such Permitted Acquisition, (y) a statement of the Buyer's expected sources and uses of cash pertaining to such Permitted Acquisition, which sources and uses shall be reasonably satisfactory to Investment Manager, and (z) a calculation, certified by Buyer's chief executive officer or chief financial officer, showing that on a pro forma basis, after giving effect to such Permitted Acquisition, the Borrowers and their Subsidiaries on a consolidated basis shall be in compliance with SECTION 6.3 (it being understood that no such chief executive officer or chief financial officer shall have any personal liability to Investment Manager or Lender hereunder with respect to any such certificates if such officer believes in good faith that the information set forth therein is accurate), (ii) if the sources of cash reflected in the statement described in clause (y) above include the proceeds of
(A) Indebtedness (other than the Loan or Senior Indebtedness), such Indebtedness shall be unsecured and Borrowers shall have used commercially reasonable efforts to cause the holders of such Indebtedness to execute and deliver a subordination agreement to and in favor of Investment Manager, in form and substance acceptable to Investment Manager; provided that no such subordination agreement shall be required in connection with the NEXL Acquisition (Indebtedness pursuant to this subsection, "PERMITTED ACQUISITION INDEBTEDNESS"), or (B) Senior Indebtedness to CIT, then the certification described in clause (z) above shall also include a calculation showing that immediately after giving effect to the borrowing of such Indebtedness, Net Availability (as defined in the CIT Financing Agreement) shall not be less than $2,000,000, (iii) Investment Manager shall have received and reviewed to its satisfaction copies of all of the applicable acquisition documents, (iv) Investment Manager shall have received the results of a UCC, tax and judgment lien search, and pending litigation search, against the Target and (v) the Buyer or the Target, as the case may be, shall have (1) become a Borrower pursuant to a joinder agreement executed and delivered by it, in form and substance satisfactory to Investment Manager and
(2) granted to Investment Manager, for the benefit of Lender, as collateral security for all Obligations, and Investment Manager shall have a perfected, a first priority lien (subject to the Senior Indebtedness) on and security interest in all of its personal property and real property (if so requested by Investment Manager).

         "AFFILIATE" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "CONTROL" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "AFFILIATE" shall specifically exclude Investment Manager and Lender.

         "AGREEMENT" means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "BANKRUPTCY CODE" means the provisions of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

         "BORROWERS" has the meaning ascribed to it in the Preamble.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "CAPITAL EXPENDITURES" means, for any period, the aggregate expenditures of the Borrowers during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the consolidated balance sheet of MTM.

         "CAPITAL LEASE" means, with respect to any Borrower, any lease of any property (whether real, personal or mixed) by such Borrower as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of MTM.

         "CAPITAL LEASE OBLIGATION" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

         "CASH EQUIVALENTS" means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P 1 from Moody's; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A 1 from S&P or at least P 1 from Moody's; (iv) certificates of deposit or bankers' acceptances issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody's.

         "CASUALTY PROCEEDS" means (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

         "CHANGE OF CONTROL" means (i) a sale, lease, license or other disposition of all or substantially all of the assets of MTM, (ii) the acquisition by any person or group (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more of the institutional investors that own voting stock of MTM on the Closing Date, of beneficial ownership of more than 50% of the voting power of the total issued and outstanding shares of voting stock of MTM, or (iii) MTM shall cease to own directly, or indirectly through one or more of the other Borrowers, 100% of the total issued and outstanding capital stock of each of the other Borrowers; provided, however, that, nothing herein shall be construed as a waiver of MTM's or any other Borrower's obligations under SECTIONS 5.6 or 5.7 in connection with the transfer of the capital stock of any Borrower to another Borrower or any other corporate restructuring.

         "CHARGES" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrowers,
(d) Borrowers' ownership or use of any properties or other assets, or (e) any other aspect of Borrowers' businesses.

         "CIT" means The CIT Group/Business Credit, Inc.

         "CIT FINANCING AGREEMENT" means that certain Financing Agreement dated June 8, 2005, by and among CIT, the Borrowers and the other parties thereto, as amended

         "CLOSING" has the meaning ascribed to it in SECTION 1.1.

         "CLOSING DATE" has the meaning ascribed to it in SECTION 1.1.

         "CODE" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Investment Manager's or Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

         "COLLATERAL" means the "Collateral" as defined in the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of, or for the benefit of, Investment Manager or Lender, to secure the Obligations or any portion thereof.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Guaranties, the Pledge Agreements, the Intellectual Property Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

         "CONSOLIDATED EBITDA" means, for any period, with respect to MTM and its consolidated Subsidiaries, all earnings before all interest, tax obligations and depreciation and amortization expense for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of MTM, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

         "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) Consolidated EBITDA for such period by (b) Consolidated Fixed Charges for such period.

         "CONSOLIDATED FIXED CHARGES" shall mean, for any period, with respect to MTM and its consolidated Subsidiaries, the sum of (a) all cash interest obligations paid or due during such period, (b) the amount of all scheduled fees paid to Senior Bank Lenders during such period, (c) the amount of principal repaid in cash or scheduled to be repaid but not paid on Indebtedness (other than Senior Bank Indebtedness) during such period (including, without limitation, principal repayments in respect of any Subordinated Debt, but not including principal repayments in respect of any Indebtedness that is, by its terms, payable only in stock) provided, that, cash payments made in respect of Indebtedness incurred in connection with any Permitted Acquisition will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of the Loan or capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Senior Bank Indebtedness or other working capital, (d) unfinanced Capital Expenditures incurred during such period, (e) all federal, state and local income tax expenses due and payable during such period, (f) all cash payments made or due in respect of any earnout or similar contingent obligations during such period, provided, that, such cash payments will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of the Loan or capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Senior Bank Indebtedness or other working capital and (g) all payments made or due in respect of Capital Leases during such period

         "CONSOLIDATED SENIOR LEVERAGE" means, as of any date, the quotient (expressed as a ratio) obtained by dividing (a) the sum of the aggregate principal amount of the Senior Bank Indebtedness, as of such date, by (b) Consolidated EBITDA for the applicable period ending on such date.

         "CONTINGENT OBLIGATION" means, as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) any agreement, contract or transaction involving commodity options or future contracts, (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or
(iv) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

         "CONTRACTUAL OBLIGATIONS" means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

         "COPYRIGHT LICENSE" means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

         "COPYRIGHTS" means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

         "DEFAULT" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "DISCLOSURE SCHEDULES" means the Schedules prepared by Borrowers and denominated as SCHEDULES 3.4(A) THROUGH 5.12 in the index to the Agreement.

         "DOLLARS" or "$" means lawful currency of the United States of America.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

         "ENVIRONMENTAL PERMITS" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

         "EQUIPMENT" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all of Borrowers' machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

         "ERISA AFFILIATE" means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c) or (m) of the IRC.

         "ERISA EVENT" means, with respect to any Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Borrower or ERISA

Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the final determination that a Qualified Plan's qualification or tax exempt status should be revoked; or (j) the termination of a Plan described in Section 4064 of ERISA.

         "ESOP" means a Plan that is intended to satisfy the requirements of
Section 4975(e)(7) of the IRC.

         "EVENT OF DEFAULT" has the meaning ascribed to it in SECTION 7.1.

         "FACILITY FEE" has the meaning ascribed to it in SECTION 1.5.

         "FAIR LABOR STANDARDS ACT" means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

         "FEES" means any and all fees payable to Investment Manager or Lender pursuant to the Agreement or any of the other Loan Documents, including without limitation, the Facility Fees.

         "FINANCIAL STATEMENTS" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers and their Subsidiaries delivered in accordance with SECTION 6.1.

         "FISCAL QUARTER" means any of the three month periods of Borrower ending on December 31, March 31, June 30 and September 30 of each year.

         "FISCAL YEAR" means any of the annual accounting periods of Borrowers ending on March 31 of each year.

         "FIXTURES" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

         "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

         "GENERAL INTANGIBLES" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including all right, title and interest that any Borrower may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of any Borrower or any computer bureau or service company from time to time acting for any Borrower.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTEED INDEBTEDNESS" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("PRIMARY OBLIGATION") of any other Person (the "PRIMARY OBLIGOR") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or
(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         "GUARANTIES" means, collectively, any guaranty executed by any Guarantor in favor of Investment Manager and Lender in respect of the Obligations.

         "GUARANTOR" means any Person, if any, that executes a guaranty or other similar agreement in favor of Investment Manager, for itself and the benefit of Lender, or Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

         "HAZARDOUS MATERIAL" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

         "INDEBTEDNESS" means, with respect to any Person, without duplication
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(i) "earnouts" and similar payment obligations, except for such obligations which are payable solely in Stock, (j) Contingent Obligations and (k) the Obligations.

         "INDEMNITEES" has the meaning ascribed to it in SECTION 10.1.

         "INGRAM" means Ingram Micro Inc.

         "INTELLECTUAL PROPERTY" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

         "INTELLECTUAL PROPERTY SECURITY AGREEMENT" means the Intellectual Property Security Agreement made in favor of Investment Manager, for the benefit of itself and Lender, by Borrowers.

         "INVENTORY" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

         "INVESTMENT MANAGER" means Columbia Partners, L.L.C. Investment Management in its capacity as Investment Manager for Lender or its successor appointed pursuant to SECTION 9.3.

         "INVESTMENT PROPERTY" means all "investment property," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.

         "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

         "IRR" means, with respect to the calculation of a Payment Premium then due or owing pursuant to the terms of this Agreement, a referenced interest rate that, when used as a discount rate, causes (a) the net present value (as of the Closing Date) of the aggregate payments made by Borrowers of principal, accrued interest and the applicable Payment Premium from the Closing Date through the payment date to which the applicable Payment Premium relates (excluding, for avoidance of doubt, all others payments, including the Facility Fee and other fees and expenses), to equal (b) the net present value (as of the Closing Date) of principal loaned by Lender from the Closing Date through the payment date to which the applicable Payment Premium relates.

         "IRS" means the Internal Revenue Service.

         "LENDER" means National Electrical Benefit Fund, and if Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of Lender.

         "LICENSE" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

         "LIEN" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         "LIQUIDITY EVENT" means the issuance after the Closing Date by any Borrower of indebtedness for borrowed money or the sale by any Borrower of equity securities in a public offering or in a private sale to a Person that is not a Borrower for cash in which such Borrower receives aggregate net proceeds in excess of Twenty-Five Million Dollars ($25,000,000); provided none of the following events shall constitute a Liquidity Event: (i) the issuance of equity securities in connection with MTM's Series A Preferred Stock (including upon conversion of such stock, the payment of "in kind" dividends, the issuance of shares upon the exercise of warrants or the operation of anti-dilution provisions), (ii) the issuance, vesting or exercise of board, employee, management and consultant equity incentives, (iii) the incurrence by Borrowers of Senior Indebtedness, the Obligations, or short term inventory, receivables or vendor financing and the issuance and sale of the Warrant, (iv) the issuance of acquisition consideration and related earn-outs, notes and similar payments, (v) the issuance of securities upon the exercise of the Warrant or any warrant issued by MTM on or prior to the Closing Date or (vi) the issuance and sale of Series A-5 Preferred Stock and warrants by MTM in the Series A-5 Financing.

         "LITIGATION" has the meaning ascribed to it in SECTION 6.1(J).

         "LOAN DOCUMENTS" means the Agreement, the Note, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Investment Manager or Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether now or hereafter executed by or on behalf of any Borrower and delivered to Investment Manager or Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

         "LOAN" means the loan made by Lender hereunder in exchange for Note.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrowers taken as a whole, (b) Borrowers' ability to pay any of the Loan or pay, or perform any of the other Obligations in accordance with the terms of the Agreement and the other Loan Documents, (c) the Collateral or Investment Manager's Liens, on behalf of itself and Lender, on the Collateral or the priority of such Liens, or (d) Investment Manager's or Lender's rights and remedies under the Agreement and the other Loan Documents.

         "MATERIAL AGREEMENT" means any written contract, agreement, instrument, commitment or other written arrangement to which any Borrower is a party, the absence of which would reasonably be expected to have a Material Adverse Effect (other than the Loan Documents).

         "MATURITY DATE" has the meaning ascribed to it in SECTION 1.3(B).

         "MOODY'S" means Moody's Investor's Services, Inc.

         "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "NEXL ACQUISITION" the merging of NEXL, Inc. with and into MTM-MA.

         "NOTE" has the meaning ascribed to it in SECTION 1.1.

         "OBLIGATIONS" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Borrower to Investment Manager or Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Borrower under the Agreement or any of the other Loan Documents, but expressly excludes the obligations of MTM under the Warrant and any other equity-related document or agreement executed or delivered in connection therewith.

         "PATENT LICENSE" means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

         "PATENTS" means all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

         "PAYMENT PREMIUM" has the meaning ascribed to it in SECTION 1.4.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" means a Plan described in Section 3(2) of ERISA.

         "PERMITTED ACQUISITION" shall mean an acquisition by any Borrower of all or a substantial part of the capital stock or other equity interests or assets of a Target, which acquisition satisfies each of the following conditions: (i) no Default or Event of Default shall have occurred on or prior to the date of any such acquisition or would be caused upon the consummation thereof, (ii) the assets acquired (or the assets of the Target in which such capital stock or equity interest is acquired) are to be used in the same or a substantially similar line of business as that conducted by such Borrower and
(iii) if the capital stock or other equity interests of such Target are acquired, the governing body of such Target shall have approved such acquisition to the extent such approval is required. For the purposes of this definition, any Target (or assets of a Target to be acquired) materially involved in the business of producing, manufacturing, designing, reselling, marketing, licensing or providing products (including intellectual property and software) or services relating to information technology shall be deemed to be conducting a substantially similar business as that conducted by the acquiring Borrower.

         "PERMITTED ACQUISITION INDEBTEDNESS" shall have the meaning ascribed to it in the definition of Acquisition Conditions.

         "PERMITTED DISTRIBUTIONS" shall mean (a) dividends declared and paid in cash by any subsidiary of MTM to MTM, and by any subsidiary of a Borrower (other than MTM) to such Borrower; (b) purchases, acquisitions, redemptions, retirements and dividends payable solely in stock or other equity interests of any Borrower and (c) cash dividends payable with respect to MTM's Series A Preferred Stock.

         "PERMITTED ENCUMBRANCES" means the following encumbrances: (a) all Liens existing on the Closing Date on specific items of Equipment and Real Estate and described on SCHEDULE 5.2 attached hereto; (b) Purchase Money Liens;
(c) statutory Liens of landlords and Liens of carriers, warehousemen, bailees, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the applicable Borrower in accordance with GAAP; (d) deposits made (and the Liens thereon) in the ordinary course of business of the applicable Borrower (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) Liens granted to Investment Manager, for the benefit of Lender, by each Borrower; (f) Liens of judgment creditors, provided that such Liens do not exceed $100,000 in the aggregate at any time (other than Liens bonded or insured to the reasonable satisfaction of the Investment Manager); (g) Permitted Tax Liens; (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by any Borrower of its business or property so encumbered and (ii) in the reasonable business judgment of Investment Manager, do not materially and adversely affect the value of such Real Estate; (i) Liens granted by one or more of the Borrowers on personal and/or real property to secure the payment and performance of Senior Indebtedness; and (j) bid and performance bonds and Liens in respect thereof in the ordinary course of business and in an aggregate amount not to exceed $5,000,000 outstanding at any time, on reasonable and customary terms.

         "PERMITTED INDEBTEDNESS" means (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under this Agreement;
(d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt; (f) Senior Indebtedness; (g) other Indebtedness existing on the Closing Date and listed on SCHEDULE 5.2 attached hereto; (h) guarantees of Capital Leases; and (i) unsecured guarantees by any Borrower of any Indebtedness or other obligation of any other Borrower permitted hereunder or of obligations under any real property lease for premises occupied by any Borrower; (j) bid and performance bonds in the ordinary course of business and in an aggregate amount not to exceed $5,000,000 outstanding at any time, on reasonable and customary terms; (k) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured; and (l) Permitted Acquisition Indebtedness.

         "PERMITTED TAX LIENS" means liens for Taxes not due and payable and liens for Taxes that the applicable Borrower is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Borrower in accordance with GAAP; provided that in either case, such liens
(a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by such Borrower to Investment Manager, for the benefit of Lender, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

         "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         "PLAN" means, at any time, an "employee benefit plan," as defined in
Section 3(3) of ERISA (other than a Title IV Plan), that any Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by such Borrower.

         "PLEDGE AGREEMENTS" means any pledge agreement in favor of Investment Manager or Lender, including without limitation, the Stock Pledge Agreement.

         "PROJECTIONS" means Borrowers' forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a consolidated basis consistent with the historical Financial Statements of Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

         "PURCHASE MONEY LIENS" shall mean (i) liens on any item of Equipment acquired by the applicable Borrower after the date of this Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by such Borrower to Investment Manager, (ii) liens on any item of Equipment acquired by the applicable Borrower after the date of this Agreement arising in connection with a Capital Lease of such Equipment, provided, that each such lien shall attach only to the Equipment leased and (iii) any other liens incurred to secure the unpaid purchase price of assets and which the applicable Borrower is permitted to incur pursuant to the terms of its Senior Bank Indebtedness.

         "QUALIFIED ASSIGNEE" means (a) Lender and any other similar investment fund that invests in commercial loans and that is managed or advised by Investment Manager, and (b) any commercial bank, savings and loan association, savings bank, commercial finance lender or other financial institution which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that the term Qualified Assignee shall not include any hedge fund, vulture fund, buyout fund or other similar entity.

         "QUALIFIED PLAN" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

         "QUARTERLY INTEREST PAYMENT DATE" means December 31, March 31, June 30 and September 30 of each year during the term hereof, beginning March 31, 2006.

         "REAL ESTATE" has the meaning ascribed to it in SECTION 3.12.

         "RELEASE" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

         "REQUIRED INSURANCE" has the meaning ascribed to it in SECTION 4.3.

         "RETIREE WELFARE PLAN" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY AGREEMENT" means the Security Agreement of even date herewith entered into by and among Investment Manager, on behalf of itself and Lender, and Borrowers.

         "SENIOR BANK INDEBTEDNESS" means, collectively, Indebtedness described in clauses (i) and (ii) of the definition of Senior Indebtedness, and any renewals, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of such Indebtedness does not at any time exceed the amount permitted pursuant to the formula set forth in the definition of Senior Indebtedness.

         "SENIOR BANK LENDER" means each lender with respect to any Senior Bank Indebtedness.

         "SENIOR INDEBTEDNESS" means, collectively, (i) Indebtedness to CIT and the other lenders named in the CIT Financing Agreement, (ii) Indebtedness to Textron pursuant to that certain Loan and Security Agreement dated June 8, 2005, by and among Textron and the Borrowers, as amended, (iii) Indebtedness to Ingram and any other vendor to any Borrower, in the case of (i), (ii) and (iii), which is secured on a basis that is senior to the lien and security interest of Lender and is in an aggregate principal amount not in excess of an amount equal to 130% of the sum of (a) 85% of Borrowers' eligible accounts receivable (as set forth in the CIT Financing Agreement); plus (b) 80% of Borrowers' eligible in-transit inventory (as set forth in the CIT Financing Agreement); plus (c) 80% of Borrowers' eligible finished goods inventory (as set forth in the CIT Financing Agreement), and (iv) any renewals, refinancings or replacements of the Indebtedness described in (i) and (ii) above so long as the aggregate principal amount of Senior Indebtedness does not at any time exceed the amount permitted pursuant to the foregoing formula.

         "SENIOR LENDERS" means each lender with respect to any Senior Indebtedness.

         "SERIES A-5 FINANCING" has the meaning ascribed to it in SECTION
2.1(I).

         "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (b) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

         "STOCK" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

         "STOCKHOLDER" means, with respect to any Person, each holder of Stock of such Person.

         "STOCK PLEDGE AGREEMENT" means that certain Stock Pledge Agreement dated of even date herewith, executed by MTM in favor of Investment Manager.

         "SUBORDINATED DEBT" means any Indebtedness of any Borrower subordinated to the Obligations in a manner and form reasonably satisfactory to Investment Manager and Lender in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

         "SUBORDINATION AGREEMENT" means that certain Subordination Agreement dated of even date herewith, executed by Investment Manager in favor of CIT, as agent for certain lenders, and Textron, as the same may be amended, modified, supplemented or restated from time to time, or any other subordination or intercreditor agreement entered into between Investment Manager and any holder of Senior Bank Indebtedness in replacement thereof.

         "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

         "TARGET" shall mean an entity, the assets or equity interests of which are the subject of a Permitted Acquisition.

         "TAXES" shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by each Borrower with respect to its business, operations, Collateral or otherwise.

         "TERMINATION DATE" means the date on which (a) the Loan has been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) Borrowers shall not have any further right to borrow any monies under the Agreement.

         "TEXTRON" means Textron Financial Corporation.

         "TITLE IV PLAN" means a Pension Plan including a Multiemployer Plan, that is covered by Title IV of ERISA.

         "TRADEMARK LICENSE" means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

         "TRADEMARKS" means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

         "WARRANT" has the meaning ascribed to it in SECTION 1.2.

         "WELFARE PLAN" means a Plan described in Section 3(1) of ERISA.

         Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this ANNEX A. All other undefined terms contained in any of the Loan Documents which are defined in Article 9 of the Code shall, unless the context indicates otherwise, have the meanings provided in Article 9 of the Code. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower or Borrowers, such words are intended to signify that any Borrower has actual knowledge or awareness of a particular fact or circumstance or that any Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.